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                                  EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                        PRECIS SMART CARD SYSTEMS, INC.

         FIRST. The name of the corporation is :

                         Precis Smart Card Systems, Inc.

         SECOND. The address, including the street, number, city and county, of the corporation's registered office in this state is 211 North Robinson, 10th Floor, Two Leadership Square, Oklahoma City, Oklahoma County, Oklahoma 73102; the name of the corporation's registered agent at such address is McAfee & Taft A Professional Corporation.

         THIRD. The nature of the business and the purpose of the corporation shall be to engage in any lawful act or activity for which a corporation may be organized under the general corporation law of Oklahoma.

         FOURTH. The total number of shares of capital stock which the corporation shall have authority to issue is 10,000,000 shares, divided into 8,000,000 shares designated as Common Stock, par value $.10 per share, and 2,000,000 shares designated as Preferred Stock, par value $1.00 per share.

         The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

         PREFERRED

         The board of directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the board with respect to each series shall include but not be limited to, determination of the following:

         (a) The number of shares constituting the series and the distinctive designation of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, form which date or dates, and the rights of priority, if any, of payment of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board shall determine;


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         (e) Whether or not shares shall be redeemable, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary with different conditions and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of the series, and if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (h) Any other relative rights, preferences or limitations of that series.

         Dividends on outstanding shares of Preferred Stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on the common shares with respect to the same dividend period.

         If upon voluntary or involuntary liquidation, dissolution or winding up of the corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets hall be distributed ratable among the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

         COMMON

         Each of the shares of the Common Stock of the corporation shall be equal in all respects to each other share. The holders of shares of Common Stock shall be entitled to one vote for each share of Common Stock held with respect to all matters as to which the Common Stock is entitled to be voted.

         Subject to the preferential and other dividend rights applicable to Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the board of directors at any time or from time to time out of any funds legally available therefor.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

         FIFTH.   The name and address of the incorporator is as follows:

               Name                        Mailing Address
               ----                        ---------------
               Elizabeth D. Tyrrell        10th Floor, Two Leadership Square
                                           Oklahoma City, Oklahoma 73102

         SIXTH. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, its directors and its stockholders or any class thereof, as the case may be, it is further provided that:

         (a) Election of directors need not be by written ballot.


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         (b) Prior to receipt of any payment for any of the corporation's stock, the bylaws of the corporation shall be adopted, amended or repealed by the incorporator. Thereafter, the power to adopt, amend or repeal the bylaws is conferred on the board of directors.

         SEVENTH. To the fullest extent permitted by the Oklahoma General Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         I, the undersigned, for the purpose of forming a corporation under the laws of the State of Oklahoma, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 16th day of April, 1996.



                                       /s/ Elizabeth D. Tyrrell
                                       ---------------------------------------
                                           Elizabeth D. Tyrrell









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